United States securities and exchange commission logo





                      February 13, 2023

       Joseph Chen
       Chairman of the Board of Directors and Chief Executive Officer
       Renren Inc.
       2828 N. Central Avenue, Fl 7
       Phoenix, AZ 85004

                                                        Re: Renren Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 2, 2022
                                                            File No. 001-35147

       Dear Joseph Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services